ARGENTUM EXPLORATION, INC.

2710 Thomes Ave., Cheyenne, Wyoming, 82001

May 30, 2008

Peter Leontowicz

RR 1

NEW DENVER

BRITISH COLUMBIA

V0G1S0

Dear Mr. Leontowicz:

RE: OPTION TO PURCHASE INTEREST IN SLOCAN MINERAL PROPERTY

This Agreement sets forth the general terms and conditions of our agreement concerning the granting of an option by Peter Leontowicz (the “VENDOR”) to Argentum Exploration, Inc. (“OPTIONEE”) to purchase a 100% interest in and to those mineral claims more particularly described in Schedule “A” hereto (including, without limitation, all prospecting, research, exploration, exploitation, operating and mining permits, licenses and leases associated therewith), covering property in Slocan, British Columbia (the “Property” or “Mineral Claims”).

In consideration of the sum of $10.00 paid by OPTIONEE to the VENDOR, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.0

REPRESENTATIONS AND WARRANTIES

1.1

OPTIONEE represents and warrants to the VENDOR that:

(a)

it is a valid and subsisting corporation duly incorporated and in good standing under the laws of Wyoming;

(b)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which OPTIONEE is a party;

(c)

this Agreement has been authorized by all necessary corporate action on the part of OPTIONEE ; and

1.2

The VENDOR represents to OPTIONEE that:

(a)

he is the beneficial and recorded owner of the Property and owns 100% right, title and beneficial interest in the Property;

(b)

he has paid all necessary access, administration, assessment and other fees as are required to register, hold title to, and pass good title to the Property;

(c)

to the best of his knowledge, other than for aboriginal land claims, there are no adverse claims or challenges against or to the ownership of or title to the Property, nor to the best of his knowledge is there any basis therefor;

(d)

save and except as set out in Schedule “B”, there do not exist any outstanding agreements or options to acquire or purchase any interest in the Property, or to explore, develop or exploit any mineral claims comprising the Property, and no person has any royalty or other interest whatsoever in the Property or any production therefrom;

(e)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which the VENDOR is a party; and

(f)

he has due and sufficient right to enter into this Agreement and to transfer the Property in accordance with this Agreement.

2.

GRANT OF OPTION

2.1

The VENDOR hereby grants to OPTIONEE an exclusive option (the “Option”) to earn an undivided 100% interest in the Property. In order to exercise the Option, OPTIONEE agrees to:

(a)

Upon signing of this agreement, the OPTIONEE will make a $15,000 cash payment to VENDOR.

(b)

Prior to April 30, 2009 the OPTIONEE will make a $30,000 cash payment to VENDOR.

(c)

Prior to April 30, 2010 the OPTIONEE will make a $50,000 cash payment to VENDOR.

(d)

Prior to April 30, 2009 the OPTIONEE will agree to expend a total of $50,000 exploration funds (“Exploration Funds”) towards a Work Program of the property hereby “Work Programs” means exploration programs on the Mineral Claims which are agreed to between the VENDOR and OPTIONEE, acting on a commercially reasonable basis, which may include bulk sampling, line-cutting, geological mapping and sampling, geophysical surveys, back-hoe trenching and water stripping of trenches; humus sampling; or any forms of surface or subsurface exploration or drilling.

(e)

Prior to April 30, 2010 the OPTIONEE will agree to expend a total of $70,000 Exploration Funds towards the Work Program of the property.

(f)

Prior to April 30, 2011 the OPTIONEE will agree to expend a total of $200,000 Exploration Funds towards the Work Program of the property.

(g)

Expenditures on the property it is agreed that not more than 10% of the Exploration Funds will be allocated to; travel, accommodations, vehicle expenses, camp costs, office, general & administrative expenses, etc..

(h)

VENDOR shall retain a royalty equal to 2.5% of Net Smelter Returns from production, excluding existing dumps and tailings, from the Property.  The term “Net Smelter Returns” shall be specifically defined by the parties in an addendum to this agreement. The NSR shall be payable quarterly, with payment due 30 days after the end of the prior calendar quarter, together with a detailed accounting of the production and evidencing the calculation of the 2.5% NSR. OPTIONEE shall, at any time, have the right to buy-back from the VENDOR and/or assignees/ successors, up to a maximum of a 1% NSR from the 2.5% NSR, leaving VENDOR with 1.5% NSR. The buy-back price shall be at the rate of $1,000,000 per 1% NSR.

The VENDOR shall retain a royalty equal to 7.0% of Net Smelter Returns from the existing dumps and tailings from the Property.

In the event OPTIONEE defaults on the minimum expenditures and/or option payments, then any and all rights, titles and interests in and to the claims shall revert back to the VENDOR upon sixty days’ prior written notice to OPTIONEE, giving OPTIONEE and opportunity to cure such default within such 60 days.

2.2

The parties hereto may extend in writing any of the deadlines set out in paragraph 2.1.

2.3

If and when OPTIONEE exercises the Option, the parties agree to negotiate in good faith and enter into an industry standard joint venture agreement to govern the further development of the Property.

3.

EXPLORATION PROGRAMS

3.1

The OPTIONEE will act as the Operator of any exploration program (“Work Programs”) under the direction of an operating committee comprised of one member appointed by VENDOR and one member appointed by the OPTIONEE prior to the time that the Option is exercised. The OPTIONEE, in its role as Operator, will perform its exploration and development work on the property comprising the Mineral Claims in accordance with good mining practice and shall comply with all applicable laws and regulations.

3.2

During the Option Period, the OPTIONEE shall at all times occupy, manage and use the Mineral Claims in full compliance with all Environmental Laws. In this

Agreement, “Environmental Laws” means all applicable federal, provincial, municipal, regional or foreign laws, statutes or rules, regulations, bylaw or orders (having the force of law) or environmental permits relating to the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, remediation and clean up in connection with any presence, release, discharge, escape or disposal of contaminants (being any substance or material that is prohibited, controlled or regulated pursuant to any applicable Environmental Laws) or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of contaminants.

The OPTIONEE promptly perform any reclamation, remediation or pollution control, which is required and arises from all operations on the Mineral Claims during the Option Period, such performance to include, without limitation, the provision of all financial assurances required by applicable Laws with respect to the costs of such reclamation, remediation or pollution control. This provision shall survive the termination of this Agreement.

3.3

The OPTIONEE shall maintain all customary drill logs, exploration information, assays, maps, metallurgical studies and other information relating to its exploration and development activities on the Mineral Claims and provide copies to VENDOR in accordance with this Agreement.

3.4

By no later than 60 days after the completion of each Work Program, OPTIONEE shall provide to VENDOR a copy of the any geological reports prepared in relation to that Work Program. The parties, subject to the terms of this Agreement, shall keep these items confidential.

3.5

It its agreed that upon the completion of each significant Work Program, the OPTIONEE will arrange to have prepared a geological report in compliance with National Instrument 43-101 recommending additional Work Programs, or alternatively recommending the cessation of work on the Mineral Claims. The cost of such report will be paid from Exploration Funds.

4.

RIGHT OF ENTRY

4.1

For so long as the Option continues in full force and effect, OPTIONEE, its employees, agents, permitted assigns and independent contractors shall have the right to:

(a)

enter upon the Property;

(b)

have exclusive and quiet possession of the Property;

(c)

incur expenditures;

(d)

bring upon and erect upon the Property such mining facilities as OPTIONEE may consider advisable; and

(e)

remove from the Property and sell or otherwise dispose of mineral products subject the NSR in paragraph 2.1(h).

5.

REGISTRATION AND TRANSFER OF PROPERTY INTERESTS

5.1

Upon the request of OPTIONEE, the VENDOR shall assist OPTIONEE to record this Agreement with the appropriate mining recorder. OPTIONEE will be responsible for all reasonable costs associated with this registration.

5.2

Until OPTIONEE fully exercises the Option hereunder, title to the Property shall remain in the name of the VENDOR. At such time as OPTIONEE fully exercises the Option, the VENDOR agrees to deliver or arrange for delivery of duly executed and recordable transfers transferring an undivided 100% interest in the Property to OPTIONEE within 10 days of the complete exercise of the Option. OPTIONEE will be responsible for all reasonable costs associated with recording this transfer.

6.

COVENANTS

6.1

During the currency of this Agreement and the Option, the VENDOR covenants and agrees with OPTIONEE to:

(a)

refrain from doing any act or thing which would prevent OPTIONEE from exercising its rights in accordance with the terms and conditions of this Agreement, provided OPTIONEE has and continues to meet all of its obligations hereunder;

(b)

make available to OPTIONEE and its representatives all records and files relating to the Property and permit OPTIONEE and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c)

promptly provide OPTIONEE with any and all notices and correspondence from Government agencies in respect of the Property.

6.2

During the currency of this Agreement and the Option, OPTIONEE covenants and agrees with the VENDOR to:

(a)

keep the Property in good standing, and free and clear of all liens, charges and encumbrances arising from its own operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)

permit the VENDOR, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by OPTIONEE in connection with the work done on or with respect to the Property and furnish the VENDOR with annual reports and copies of all data (upon request), in written and electronic format with respect to the work carried out by OPTIONEE on or with respect to the Property and results obtained, together with timely current reports and information on any material results obtained; and

(c)

furnish to the VENDOR as soon as practical in each year but not later than sixty (60) days after the fiscal year end of OPTIONEE a comprehensive report in written and in electronic format on the work carried out by OPTIONEE on or with respect to the Property during the preceding year and results obtained.

7.

RIGHT OF ASSIGNMENT

7.1

OPTIONEE may sell, transfer and otherwise assign any or all of its rights under this Agreement without prior notice to or the prior written consent of the VENDOR.

8.

DEFAULTS IN PAYMENT OF OPTION PRICE

8.1

The Option shall terminate if OPTIONEE fails to make any of the payments of the Option Price in accordance with paragraph 2.1 herein within the time periods specified therein.

8.2

If OPTIONEE shall be in default of any requirement other than those set forth in paragraph 2.1 herein, the VENDOR shall give written notice to OPTIONEE specifying the default, and OPTIIONEE shall not lose any rights granted under this Agreement, unless within thirty calendar days after the giving of notice of default by the VENDOR, OPTIONEE has failed to cure the default by the appropriate performance.

9.

FORCE MAJEURE

9.1

OPTIONEE shall not be liable to the VENDOR, and shall not be deemed in default hereunder for any failure or delay to pay any portion of the Option Price if, prior to payment thereof, any dispute as to ownership or title to the Property or the minerals therein arises. All times provided for in this Agreement shall be extended for the period commensurate with the period of the delay and, so far as possible, both parties shall take all reasonable steps to remedy the delay caused by the events referred to above.

9.2

Neither party shall be liable to the other party hereto and neither party shall be deemed in default hereunder for any failure or delay to perform any of its covenants and agreements hereunder caused or arising out of any act not reasonably within the control of such party, excluding lack of funds but including without limitation acts of God, strikes, lockouts or other industrial disputes, acts of public enemies, native land claims, blockades, disputes as to Property ownership, war, riots, fire, storm, flood, explosion, government restriction or the obtaining of governmental approvals unavailability of equipment or other causes whether of the kind enumerated above or otherwise. The party affected shall give prompt notice to the other party of the commencement and termination of one of the events referred to above. No right of a party shall be affected for failure or delay of a party to meet any condition of this Agreement, if the failure or delay is caused by one of the events referred to above. All times provided for in this Agreement shall be extended for the period commensurate with the period for the delay and, so far as possible, the party affected shall take all reasonable steps to remedy the delay caused by the events referred to above.

10.

RETURN OF PROPERTY

10.1

In the event that OPTIONEE should decide that it shall not proceed with the Option, then it will cease to use and shall deliver to the VENDOR all reports, maps, drill logs, core assay results and any other relevant technical data in written and electronic format compiled by OPTIONEE with respect to the Property.

11.

MISCELLANEOUS

11.1

Time is of the essence of this Agreement except as otherwise provided for in this Agreement.

11.2

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

11.3

Any notice to be required hereunder will be in writing and sent by delivery, facsimile transmission, or prepaid registered mail addressed to the party entitled to receive the same or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice, demand or other communication hereunder will be the date of delivery if delivered, the date of transmission if sent by facsimile or, if given by registered mail as aforesaid, will be the date on which the notice, demand or other communication is actually received by the addressee.

11.4

The Agreement contains the entire agreement and understanding of the parties and replaces all prior agreements bearing on the subject matter hereof.

11.5

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns.

11.6

This Agreement shall be interpreted and construed in accordance with the federal laws of Canada and the laws of the Province of British Columbia and the parties hereto shall attorn to the courts thereof.

11.7

All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question.  Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Vancouver, British Columbia in accordance with the Commercial Arbitration Act (British Columbia).  Both parties agree to limit their respective testimony during the arbitration session to two hours each.  The arbitrators may award attorneys’ fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, in their sole discretion.  The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language.  Any award of the arbitrators shall be deemed confidential information for a minimum period of five years.

11.8

All amounts set forth in the Agreement are expressed in US dollars.

11.9

This Agreement and the performance of the covenants and obligations of OPTIONEE hereunder are expressly conditional upon the acceptance for filing of this Agreement by the Exchange, which acceptance OPTIONEE agrees to take all reasonably necessary steps to secure forthwith.

11.10

This Agreement may be executed by the parties in counterparts and, when so executed, such parts taken together shall comprise a completely executed agreement.

IN WITNESS WHEREOF the parties make this Agreement effective as of the date first above written.

PETER LEONTOWICZ

ARGENTUM EXPLORATION, INC..

/s/ Peter Leontowicz

/s/ Jan Vrba

--------------------------------

-----------------------------------

Name: Peter Leontowicz

Name: Jan Vrba

Title:

President

SCHEDULE “A”

DESCRIPTION OF PROPERTY

The Property includes mineral claim located in Slocan, British Columbia as follows:

Tenure Number	Claim Name	Owner Number		Map Number	Work Recorded To	Status	Mining Division	Area	Tag Number
255653	REFER TO LOT TABLE	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un
255922	REFER TO LOT TABLE	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un
255923	REFER TO LOT TABLE	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un
257284		115553	100%	082K005	2005.12.21	Good Standing 2005.12.21	20 SLOCAN	44.39 ha
331084	LEO	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un	641498M
331756	OLYMPUS	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	18 un	211820
350455	GRIZZLY GOLD I	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un	661414M
350456	GRIZZLY GOLD II	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un	661415M
352218	LEMAC 4	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un	603994M
352219	LEMAC 5	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un	661495M
364023	WELL 1	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un	677689M
364024	WELL 2	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un	677690M
364025	WELL	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	9 un	211872
366953	LEMAX	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	3 un	211801
378564	NEW KASLO	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un	684870M
380583	WELL 4	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	1 un	684872M
390396	LYLE 1	115553	100%	082K005	2005.10.15	Good Standing 2005.10.15	20 SLOCAN	18 un	211821
517089	CHARLESTON	155553	100%

SCHEDULE “B”

AGREEMENTS/OPTIONS

VENDOR shall retain a royalty equal to 2.5% of Net Smelter Returns from production, excluding existing dumps and tailings, from the Property.  The term “Net Smelter Returns” shall be specifically defined by the parties in an addendum to this agreement. The NSR shall be payable quarterly, with payment due 30 days after the end of the prior calendar quarter, together with a detailed accounting of the production and evidencing the calculation of the 2.5% NSR. OPTIONEE shall, at any time, have the right to buy-back from the VENDOR and/or assignees/ successors, up to a maximum of a 1% NSR from the 2.5% NSR, leaving VENDOR with 1.5% NSR. The buy-back price shall be at the rate of $1,000,000 per 1% NSR.

The VENDOR shall retain a royalty equal to 7.0% of Net Smelter Returns from the existing dumps and tailings from the Property.

Minerals means the ores or concentrates of minerals, as that term is defined in the British Columbia Mineral Tenure Act, and the rock that is part of such ores and concentrates sold by the OPTIONEE/VENDOR

Net Smelter Return means, for any period the difference between:

(a)

the sum of:

(i)

the gross proceeds received by the OPTIONEE/VENDOR in that period from the sale of Minerals produced from the property to a party that is arm’s length to the Optionee, or that would have been received by the OPTIONEE/VENDOR if the purchase of the Minerals were at arm’s length to the OPTIONEE/VENDOR; and

(ii)

in the case of the sale of Minerals that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing and beneficiating such Minerals in a Mill as agreed by the parties or otherwise determined by a competent mining or metallurgical engineer;

and

(b)

the sum of:

(i)

all amounts paid on account of Advance Royalty Payments;

(ii)

any insurance costs in connection with shipping such Minerals;

(iii)

any costs of transport;

(iv)

all costs of the OPTIONEE/VENDOR associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

(v)

the costs of marketing, adjusted for rebates or allowance made or given;

(vi)

any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the Minerals or the value thereof; and

(vii)

any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such Minerals are shipped that have not been previously deducted in the computation of gross proceeds.